July 27, 2011

Maiden Holdings, Ltd. Announces 14% Increase in Quarterly Dividend

HAMILTON, Bermuda, July 27, 2011 (GLOBE NEWSWIRE) -- Maiden Holdings, Ltd. (Nasdaq: MHLD) today announced that its Board of Directors approved a quarterly cash dividend of $0.08 per share of common stock, a 14% increase from its prior quarterly dividend. The dividend will be payable on October 17, 2011 to shareholders of record as of October 3, 2011.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through our operating subsidiaries which are each A- rated (excellent) by A.M. Best, we are focused on providing non-catastrophic, customized reinsurance products and services, to small and mid-size insurance companies in the United States and Europe. As of June 30, 2011, the Company had $3.3 billion in assets and shareholders' equity of $759.3 million. MHLD-G

The Maiden Holdings, Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5006

CONTACT:	Maiden Holdings, Ltd.

John Marshaleck

441.298.4902

irelations@maiden.bm